Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)

Apple Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Debt	Floating Rate Notes due 2028	Rule 457(r)	$500,000,000	100.000%	$500,000,000	0.0000870	$43,500.00
Fees to Be Paid	Debt	Floating Rate Notes due 2029	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.0000870	$65,250.00
Fees to Be Paid	Debt	4.650% Notes due 2028	Rule 457(r)	$1,000,000,000	99.951%	$999,510,000	0.0000870	$86,957.37
Fees to Be Paid	Debt	4.750% Notes due 2029	Rule 457(r)	$1,000,000,000	99.889%	$998,890,000	0.0000870	$86,903.43
Fees to Be Paid	Debt	4.900% Notes due 2031	Rule 457(r)	$1,000,000,000	99.829%	$998,290,000	0.0000870	$86,851.23
Fees to Be Paid	Debt	5.100% Notes due 2033	Rule 457(r)	$1,250,000,000	99.773%	$1,247,162,500	0.0000870	$108,503.14
Fees to Be Paid	Debt	5.350% Notes due 2036	Rule 457(r)	$2,000,000,000	99.816%	$1,996,320,000	0.0000870	$173,679.84
Fees Previously Paid							—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$7,490,172,500		$651,645.01
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$651,645.01

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $7,490,172,500.